INCORPORATION BY REFERENCE

Per item 77(a) on form N-SAR for Bremer Investment Funds, Inc., several documents can be incorporated by reference as opposed to attaching the documents for reference. Bremer Investment Funds, Inc. would like to file the following documents by incorporation by reference:

77. C) Matters submitted to a vote of security holders

Please see the filing of Form 497 - Definitive Materials on the SEC’s website under filings of T. Rowe Price Blue Chip Growth Fund, Inc., filed on 10/04/06

http://www.sec.gov/Archives/edgar/data/80249/000090225906000025/bremerproxy.htm

Please see the filing of Form 497 - Definitive Materials on the SEC’s website under filings of T. Rowe Price New Income Fund, Inc., filed on 10/04/06
http://www.sec.gov/Archives/edgar/data/80249/000090225906000025/bremerproxy.htm